Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Anterix Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) under the Securities Act of 1933, of our report dated June 5, 2018 (except for the effects of the restatement discussed in Notes 2 and 12 to the consolidated financial statements, as to which date is August 9, 2018), relating to the consolidated financial statements of pdvWireless, Inc. and its subsidiaries as of March 31, 2018 and for the years ended March 31, 2018 and 2017, appearing in the Annual Report on Form 10-K of pdvWireless, Inc. for the year ended March 31, 2019, and incorporated by reference in the Prospectus included in Registration Statement No. 333-230847. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ PKF O’Connor Davies, LLP

New York, New York

April 3, 2020

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